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                                                                      EXHIBIT 11

             STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE

NET INCOME AND COMMON SHARES USED IN CALCULATION OF EARNINGS PER COMMON SHARE FOR THE FIVE YEARS ENDED DECEMBER 31, 1995 WERE COMPUTED AS FOLLOWS (AMOUNTS IN THOUSANDS):

                                                                      For the Years Ended December 31,
                                                -------------------------------------------------------------------------
Earnings:                                          1991            1992             1993            1994          1995
--------                                        -------------------------------------------------------------------------
    Net Income                                  $17,482          $15,340          $24,127          $29,194        $32,639

    Less preferred stock dividends(1)            (4,025)          (4,025)          (2,180)               -              -
                                                 ------           ------           ------           ------         ------
    Net income applicable to common
         stock (primary and fully
         diluted)                               $13,457          $11,315          $21,947          $29,194        $32,639
                                                 ======           ======           ======           ======         ======
Common Shares:(2)
-------------
    Weighted average shares outstanding
         during each year                        18,517           19,177           22,302           25,574         26,166

    Shares issuable upon assumed exer-
         cise of stock options                      223              503              638              496            754
                                                 ------           ------           ------           ------         ------
    Common shares - primary                      18,740           19,680           22,940           26,070         26,920

    Adjustment for full dilution:
         Incremental stock options                   30               30               65               44             50
         Convertible securities(3)                    -                -            3,405              356            125
                                                 ------           ------           ------           ------         ------

    Common shares - assuming full
         dilution                                18,770           19,710           26,410           26,460         27,095
                                                 ======           ======           ======           ======         ======




(1) In 1993, the Company exercised its redemption rights; however, prior to the planned redemption date, 2,289,615 shares of convertible Preferred Stock were converted into 4,579,230 shares of Common Stock of the Company.

(2) All share amounts have been adjusted to reflect a 10% Common Stock dividend paid January 17, 1992 to stockholders of record December 23, 1991 and a two-for-one Common Stock split paid October 18, 1993 to stockholders of record September 30, 1993.

(3) The assumed conversion of preferred stock and/or outstanding convertible subordinated debentures into Common Stock resulted in no reportable dilution for purposes of calculating fully diluted earnings per common share for each year in the periods ended December 31, 1991 through 1995.